Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Wednesday, May 9, 2007	(713) 651-4300

KEY ENERGY PROVIDES MARCH QUARTERLY SELECTED FINANCIAL DATA

HOUSTON, TX, May 9, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced today its rig and trucking hours for the month of April 2007 and provided selected financial data for the quarter ended March 31, 2007.

Conference Call

The Company will hold an investor conference call on May 10, 2007 at 10:00 am CDT. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Services Conference Call.”  International callers should dial (706) 679-7045. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on May 10, 2007 beginning at 2:00 pm CDT and will be available for two weeks. To access the replay, please call (800) 642-1687. The access code for the replay is 5370866.

Financial Results

Revenue for the March 2007 quarter totaled approximately $406 million.  This represents a 17% increase over the same quarter in 2006.  The improvement is due largely to higher pricing and expanded capacity, but offset by lower rig and trucking hours.  In addition, the Company’s balance sheet remains strong.  Total debt, including capitalized leases, at March 31, 2007 was $420.5 million while cash and short term investments were $187.6 million.  General and administrative costs during the March 2007 quarter include approximately $7 million of financial reporting-related expenses, including accounting, consulting and legal costs.  See “Selected Financial Data” below.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Activity Update

Financial results and activity levels were negatively impacted during the March 2007 quarter by inclement weather, primarily during the month of January.  Today, market conditions for the Company’s services remain strong in most regions, although certain natural gas markets like South Texas continue to experience reduced demand for services, and certain other markets are adjusting to increased capacity.  The Company’s non-holiday weekly rig hours averaged approximately 48,000 over the past three weeks and modest improvement in the rig hours is expected in the coming months.  Trucking hours have improved in recent weeks and activity levels within the Company’s pressure pumping segment are strong.

Overall pricing for the Company’s well service operations is stable to slightly improving.  The Company implemented increases in select regions during the March quarter and these increases are now in place.  The improvements in pricing are generally expected to offset select price discounts which have been made due to competitive pressures in other regions.  Within the pressure pumping segment, the Company has slightly increased the discount on its services due to competitive pressures and increased discounting by both larger competitors and new competition.

Commenting on current market conditions, Dick Alario, Chairman and CEO, stated, “Business is generally quite good and the sector appears to be in a modest recovery from the brief lull we experienced during the March quarter.   We continue to see strength in our oil-oriented regions, and inquiries for equipment in our natural gas regions are beginning to increase, particularly in the Rockies.  Where activity levels remain flat, we are evaluating the reassignment of equipment to other divisions domestically as well as opportunities to send equipment to either Argentina or Mexico.”

Mr. Alario concluded, “Our positive outlook for 2007 remains firmly in place and, based on our March results, we now estimate that revenue for 2007 will be in the range of $1.70 to $1.75 billion.  Our estimate assumes that pricing for all of our services stabilizes and that commodity prices remain strong.  Further, our estimate also assumes that a large portion of the new industry capacity that is coming to market is used to replace older, less efficient equipment.”

April Rig and Trucking Hours

	For the month ending
	April 30, 2007	March 31, 2007	April 30, 2006
Working Days	20	22	19
Rig Hours	200,216	218,445	211,394
Trucking Hours	189,841	197,593	185,123

The Company calculates working days as total weekdays for the month less any company holidays that occur that month.  For the month of May 2007, there are

21 working days.

Financial Reporting Update

The Company continues to work on the preparation of its 2004, 2005 and 2006 financial statements and is making good progress.  While the Company is unable to predict a specific date when it will complete and file its 2006 Annual Report on Form 10-K, the Company continues to believe that the July 31, 2007 deadline for filing the 10-K pursuant to the terms of the Company’s senior credit facility is achievable.

Selected Financial Data

The following selected financial information for the Company is as of and for the quarters ended March 31, 2007, and 2006, respectively. This unaudited information has been prepared by management in accordance with generally accepted accounting principles.  However, this selected financial data is subject to adjustments due to the need to roll forward the changes and policy modifications that came out of the restatement process and adjustments resulting from the finalization and audit of the 2004 through 2006 financial statements.  Further, the selected financial data has not been reviewed or audited by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

	Quarter Ended	Quarter Ended
	March 31, 2007	March 31, 2006
Select Statement of Operations Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Revenue:
Well servicing	$308,249	$271,910
Pressure pumping	74,077	51,798
Fishing and rental services	23,682	23,244
TOTAL REVENUE	$406,008	$346,952

Costs and Expenses:
Well servicing	$180,112	$172,610
Pressure pumping	44,462	29,113
Fishing and rental services	13,566	14,801
General and administrative	50,993	39,979
Interest (1)	10,206	9,884

	March 31, 2007	March 31, 2006
Select Balance Sheet Data:	(In thousands - Unaudited)	(In thousands - Unaudited)

Current Assets:
Cash and cash equivalents (2)	$65,237	$109,397
Short term investments (2)	122,388	0
Accounts receivable, net of allowance for doubtful accounts	265,970	219,717
Inventory	21,109	17,489
Prepaid expenses and other current assets	17,321	24,912
TOTAL CURRENT ASSETS	$492,025	$371,515

Current Liabilities:
Accounts payable	$77,057	$64,334
Other accrued liabilities	116,672	83,077
Accrued interest	4,216	6,361
Current portion of long-term debt and capital lease obligations	12,501	12,748
TOTAL CURRENT LIABILITIES	$210,446	$166,520

Long-term debt, less current portion (3)	$391,000	$395,000
Capital lease obligations, less current portion	17,002	17,496
Non-current accrued expenses	22,125	33,998

Notes

(1)             Interest expense includes amortization of deferred debt issuance costs of approximately $0.5 million for each of the quarters ended March 31, 2007 and 2006, respectively.

(2)             Capital expenditures were approximately $48.6 million and $40.4 million for the quarters ended March 31, 2007 and 2006, respectively.

(3)             There were no outstanding borrowings under the Company’s revolving credit facility as of April 30, 2007.

The information herein represents the results for only one quarter and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2007. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Although the restatement of the Company’s prior year financial statements has been completed, the unaudited information herein may be subject to adjustments due to the restatement, as certain corrections of prior period historical information will affect amounts recorded in subsequent periods. It is possible that the process of completing and auditing the Company’s financial statements for the fiscal years ending 2004, 2005, 2006 and 2007 could require other changes to the Company’s financial statements. Any of the foregoing changes could, individually or in the aggregate, be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: uncertainties affecting whether the Company will be able to complete and file financial statements for 2004, 2005 and 2006, and the timing thereof; the risk of possible changes in the scope and nature of, and the time required to complete, the audit of the Company’s 2004, 2005 and 2006 financial statements; the impact of governmental investigations; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; the potential impact on operations of the Company’s ongoing process to complete the 2004, 2005 and 2006 financial statements; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation and litigation with former officers; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over-supply of new rigs coming into the market and weather risks; risks associated with technology investments and the receptiveness of customers to the new technology investments; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours, including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2003 Financial and Informational Report filed with a Form 8-K/A on October 26, 2006 for discussion of risks arising from the restatement process and other risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.